EXHIBIT 10-1

PURCHASE/SALE AGREEMENT

This Agreement is made and entered into by and between Mr. Joel Silver ____________________(the “Seller”); and Signature Exploration and Production Corp. (the “Purchaser”).

Whereas, the Seller is the record owner and holder of a certain oil, gas and/or mineral lease which is unencumbered by any liens or other restrictions, (the “Lease”).

Whereas, Joel Silver holds a Fifteen (15%) percent interest in the Lease, Mark Casteel holds a Fifteen (15%) percent interest in the Lease, Signature Exploration and Production Corp. has an option to purchase up to a Thrity (30%) percent interest in the Lease and the remaining Forty (40%) pecent interest in the Lease is to be used for funding drilling and operations of the Lease.  After the purchase of the Five (5%) percent interest in the Lease represented in this transation, Signature Exploration and Production Corp. will have the option of purchasing the remaining 25% interest in the Lease for $25,000.  After the closing of this transaction, Joel Silver’s and Mark Casteel’s interest in the Lease will remain 15% each.

Whereas, the Purchaser desires to purchase a Five  (5.00%) percent turnkey working interest in said Lease and the Seller desires to sell a Five (5.00%) percent turnkey working interest in said Lease, upon the terms and subject to the conditions hereinafter set forth:

Now therefore, in consideration of the mutual covenants and agreements contained in this agreement and in order to consummate the purchase and sale of the Lease, is hereby agreed as follows:

1.
Sale and Purchase of Turnkey Working Interest.  Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, a Five (5.00%) percent turnkey working interest in the Lease as described on Exhibit A, for Five Thousand Dollars ($5,000).  The Purchaser will deliver payment within ten (10) business days of the execution of this agreement.  The Seller agrees and acknowledges that the initial sale and transfer of the turnkey working interest will be effective and enforceable as of the Execution Date, as evidenced by the execution of the signature page of this Agreement by the Seller and Purchaser.

2.	Representations and Warranties of the Seller. The Seller hereby represents and warrants to Purchaser as follows:

(a)
Authorization.  All action on the part of the Seller and and/or Phoenix Energy or other affiliates or associates of the Seller, necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, and for the delivery of the turnkey working interest being sold hereunder, has been taken or will be taken, and this Agreement constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

(b)
Other Agreements.  The execution, delivery and performance of this Agreement will not cause the Seller to be in violation of or in default under any applicable laws or any material document, agreement or instrument to which the Seller is a party or by which its assets may be bound.

3.	Representations and Warranties of Purchaser. Purchaser hereby represents and warrants as follows:

(a)
Authorization.  Purchaser has full power and authority duly to execute, deliver and perform this Agreement and to own the turnkey working interest for Purchaser’s own benefit; all acts and conditions required by law to authorize the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated herein have been duly performed and satisfied; and this Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.	All Sales are Final. Any and all sales transacted under this agreement are final and without recourse to both the Seller and the Purchaser.

5.	Delivery of the Lease Document. At closing and upon payment in full, the Seller will deliver a copy of the current lease document to the Purchaser.

6.	Payment. The sum of the purchase amount will be transferred via FedEx to an address provided be the Seller to the Purchaser.

7.
Continuing Participation.  Upon renewal of the Lease by the Seller and and/or Phoenix Energy or other affiliates or associates of the Seller, the Purchaser retains the right to continue its Five and N0/100ths (5%) turnkey working interest participation for a fee of Five Thousand Dollars ($5,000) per lease period.

8.	Miscellaneous

(a)
Notices.  Notices given pursuant to this Agreement will be deemed duly given on the date of personal delivery, on the date sent by fax or three days after mailing if mailed by certified or registered mail, return receipt requested, postage prepaid, to the party at its address on the signature page below or such other address of which the addressee may subsequently notify the other parties in writing.

(b)
Expenses.  Except as specifically provided to the contrary, each party will pay his, her or its own expenses incurred in connection with this Agreement or any transactions contemplated by this Agreement.

(c)
Governing Law. This Agreement and the rights and obligations of the parties will be governed by and construed in accordance with the laws of the state of Florida applicable to the construction and enforcement of contracts wholly executed and performed in Florida.

(d)
Amendments; Waivers.  Neither this Agreement nor any provision may be amended except by written agreement signed by the parties.  No waiver of any breach or default will be considered valid unless in writing, and no such waiver will be deemed a waiver of any subsequent breach or default.

(e)	Entire Agreement. This Agreement is the entire agreement of the parties regarding its subject matter and supersedes all prior written or oral communications or agreements.

Seller: [Name] /s/ Joel Silver Signature Joel Silver Printed Name Dated: August 17, 2009	Purchaser: [Name] /s/ Steven Weldon Signature Steven Weldon, for Signature Exploration and Production Corp. Printed Name Dated: August 17, 2009

Exhibit A

The Nettie Rhodes Lease area is located in the Southwest corner of Young County, Texas. It is six and one-half (6 ½) miles northeast of the town of Woodson, Texas and consists of a 160 acres (more or less) with the western edge of the lease bordering the Throckmorton County line. (See Figures Below)